Regency Energy Partners Announces Management Changes to Contract Compression Segment

DALLAS, June 9, 2010 – Regency Energy Partners LP (Nasdaq: RGNC) announced today changes to the organizational structure of Regency’s Contract Compression Segment.

Gary Odem, who has served as vice president and chief financial officer of Regency’s Contract Compression Segment since January 2008, has been promoted to chief operating officer of contract compression and will report directly to Byron Kelley, president and chief executive officer of Regency.  David Marrs, previously president of contract compression, is no longer employed by Regency, effective June 8, 2010.

“Gary has been with this segment since August 2000, and led the recent cost management and operational improvement efforts of our Contract Compression Segment, particularly during the recently competitive pricing environment,” said Kelley.  “I am confident in Gary’s ability to continue to strengthen the commercial and operational performance of the segment, while focusing on its future growth and expansion.”

Regency Energy Partners LP (Nasdaq: RGNC) is a growth-oriented, midstream energy partnership engaged in the gathering, contract compression, processing, marketing and transporting of natural gas and natural gas liquids. Regency's general partner is owned by Energy Transfer Equity, L.P. (NYSE: ETE). For more information, visit the Regency Energy Partners LP Web site at www.regencyenergy.com.

CONTACT:

Investor Relations:
Shannon Ming
Regency Energy Partners
Vice President, Corporate Finance Support & Investor Relations
214-840-5467
shannon.ming@regencygas.com

Media Relations:
Elizabeth Cornelius
HCK2 Partners
972-716-0500 x26
elizabeth.cornelius@hck2.com